UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(RULE 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

HCA INC.
(Name of Subject Company (Issuer))
HCA INC.
(Names of Filing Person (Offeror))
Common Stock, par value $0.01 per share
(Title of Class of Securities)
404119109
(CUSIP Number of Class of Securities)
John M. Franck II
Vice President and Corporate Secretary
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications on Behalf of Filing Persons)
Copies to:

James H. Cheek, III	Morton A. Pierce
J. Allen Overby	Jack S. Bodner
Bass, Berry & Sims PLC	Dewey Ballantine LLP
315 Deaderick Street, Suite 2700	1301 Avenue of the Americas
Nashville, Tennessee 37238	New York, New York 10019
(615) 742-6200	(212) 259-8000
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$2,500,000,000	$294,250

*	Estimated for purposes of calculating the amount of the filing fee only. The amount assumes the purchase of a total of 50,000,000 shares of the outstanding common stock, par value $0.01 per share, at a price per share of $50.00 in cash.

**	The amount of the filing fee equals $117.70 per $1 million of the transaction value and is estimated in accordance with Rule 0-11 under the Securities Exchange Act of 1934.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration No.: N/A	Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
      Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1.
☑ issuer tender offer subject to Rule 13e-4.
☐ going-private transaction subject to Rule 13e-3.
☐ amendment to Schedule 13D under Rule 13d-2.
      Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☐

SCHEDULE TO
Item 1. Summary Term Sheet.
Item 2. Subject Company Information.
Item 3. Identity and Background of Filing Person.
Item 4. Terms of the Transaction.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
Item 6. Purposes of the Transaction and Plans or Proposals.
Item 7. Source and Amount of Funds or Other Consideration.
Item 8. Interest in Securities of the Subject Company.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
Item 10. Financial Statements.
Item 11. Additional Information.
Item 12. Exhibits.
Item 13. Information Required by Schedule 13E-3.
SIGNATURE
EXHIBIT INDEX
Ex-99(a)(1)(A) Offer to Purchase
Ex-99(a)(1)(B) Letter of Transmittal
Ex-99(a)(1)(c) Notice of Guaranteed Delivery
Ex-99(a)(1)(D) Form of Letter to Brokers
Ex-99(a)(1)(E) Form of Letter to Clients
Ex-99(a)(1)(F) Form of Letter to Participants
Ex-99(a)(1)(G) Form of Letter to Participants in the HCA 401(k) Plan
Ex-99(a)(5)(C) Form of Summary Advertisement
Ex-99(a)(5)(D) Letter to Shareholders

SCHEDULE TO
      This Tender Offer Statement on Schedule TO (“Schedule TO”) is being filed by HCA Inc., a Delaware corporation (“HCA” or the “Company”), pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with its offer to purchase for cash up to 50,000,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 14, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(l)(A) and (a)(l)(B), respectively (which, together with any supplements or amendments thereto, collectively constitute the “Offer”).
      The information in the Offer, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference with respect to Items 1-11 of this Schedule TO, and as set forth below.

Item 1.	Summary Term Sheet.
      The information set forth in the Offer to Purchase in the section titled “Summary Term Sheet” is incorporated herein by reference.

Item 2.	Subject Company Information.

(a)	The name of the issuer is HCA Inc. The address of HCA’s principal executive offices is One Park Plaza, Nashville, Tennessee 37203. HCA’s telephone number is (615) 344-9551.

(b)	The information set forth in the Offer to Purchase in the sections titled “Introduction” and “The Offer — Interests of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

(c)	The information set forth in the Offer to Purchase in the section titled “The Offer — Price Range Of Shares; Dividends” is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a)	The name of the filing person is HCA Inc. HCA is the subject company. The address of HCA’s principal executive offices is One Park Plaza, Nashville, Tennessee 37203. HCA’s telephone number is (615) 344-9551.
      Pursuant to Instruction C to Schedule TO, the following persons are the directors and/or executive officers of HCA:

Name	Position

Jack O. Bovender, Jr.	Chairman of the Board and Chief Executive Officer
C. Michael Armstrong	Director
Magdalena H. Averhoff, M.D.	Director
Richard M. Bracken	President, Chief Operating Officer and Director
Martin Feldstein	Director
Thomas F. Frist, Jr., M.D.	Director
Frederick W. Gluck	Director
Glenda A. Hatchett	Director
Charles O. Holliday, Jr.	Director
T. Michael Long	Director
John H. McArthur	Director

Name	Position

Kent C. Nelson	Director
Frank S. Royal, M.D.	Director
Harold T. Shapiro	Director
David G. Anderson	Senior Vice President — Finance and Treasurer
Victor L. Campbell	Senior Vice President
Rosalyn S. Elton	Senior Vice President — Operations Finance
Charles R. Evans	President — Eastern Group
James A. Fitzgerald, Jr.	Senior Vice President — Supply Chain Operations
V. Carl George	Senior Vice President — Development
R. Samuel Hankins, Jr.	Chief Financial Officer — Outpatient Services Group
Russell K. Harms	Chief Financial Officer — Central Group
Samuel N. Hazen	President — Western Group
Frank M. Houser, M.D.	Senior Vice President — Quality and Medical Director
R. Milton Johnson	Executive Vice President and Chief Financial Officer
Patricia T. Lindler	Senior Vice President — Government Programs
A. Bruce Moore, Jr.	Senior Vice President and Chief Operating Officer — Outpatient Services
W. Paul Rutledge	President — Central Group
Richard J. Shallcross	Chief Financial Officer — Western Group
Joseph N. Steakley	Senior Vice President — Internal Audit Services
John M. Steele	Senior Vice President — Human Resources
Donald W. Stinnett	Chief Financial Officer — Eastern Group
Marilyn B. Tavenner	President — Outpatient Services Group
Beverly B. Wallace	President — Financial Services Group
Robert A. Waterman	Senior Vice President and General Counsel
Noel Brown Williams	Senior Vice President and Chief Information Officer
Alan R. Yuspeh	Senior Vice President — Ethics, Compliance and Corporate Responsibility
      The business address and telephone number of each of the above directors and executive officers is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203 and (615) 344-9551.

Item 4.	Terms of the Transaction.

(a)(1)(i)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “Introduction,” “The Offer — Terms Of The Offer,” and “The Offer — Purchase Of Shares And Payment Of Purchase Price” is incorporated herein by reference.

(a)(1)(ii)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “Introduction,” “The Offer — Terms Of The Offer” and “The Offer — Source And Amount Of Funds” is incorporated herein by reference.

(a)(1)(iii)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “Introduction,” “The Offer — Terms Of The Offer” and “The Offer — Extension Of The Offer; Termination; Amendment” is incorporated herein by reference.

(a)(1)(iv)	Not applicable.

(a)(1)(v)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Extension Of The Offer; Termination; Amendment” is incorporated herein by reference.

(a)(1)(vi)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Withdrawal Rights” is incorporated herein by reference.

(a)(1)(vii)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “The Offer — Procedures For Tendering Shares” and “The Offer — Withdrawal Rights” is incorporated herein by reference.

(a)(1)(viii)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Purchase Of Shares And Payment Of Purchase Price” is incorporated herein by reference.

(a)(1)(ix)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “Introduction,” and “The Offer — Purchase Of Shares And Payment Of Purchase Price” is incorporated herein by reference.

(a)(1)(x)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Purpose Of The Offer; Certain Effects Of The Offer” is incorporated herein by reference.

(a)(1)(xi)	Not applicable.

(a)(1)(xii)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet,” “The Offer — Procedures For Tendering Shares,” and “The Offer — Certain U.S. Federal Income Tax Consequences” is incorporated herein by reference.

(a)(2)(i-vii)	Not applicable.

(b)	The information set forth in the Offer to Purchase in the section titled “The Offer — Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e)	The information set forth in the Offer to Purchase in the sections titled “The Offer — Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Purpose Of The Offer; Certain Effects Of The Offer” is incorporated herein by reference.

(b)	The information set forth in the Offer to Purchase in the section titled “The Offer — Purpose Of The Offer; Certain Effects Of The Offer” is incorporated herein by reference.

(c)(1-10)	The information set forth in the Offer to Purchase in the sections titled “Introduction,” “The Offer — Purpose Of The Offer; Certain Effects Of The Offer” and “The Offer — Sources And Amount Of Funds” is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Source And Amount Of Funds” is incorporated herein by reference.

(b)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Source And Amount Of Funds” is incorporated herein by reference.

(d)	The information set forth in the Offer to Purchase in the sections titled “Summary Term Sheet” and “The Offer — Source And Amount Of Funds” is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a)	The information set forth in the Offer to Purchase in the section titled “The Offer — Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

(b)	The information set forth in the Offer to Purchase in the section titled “The Offer — Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

Item 9.	Persons/ Assets, Retained, Employed, Compensated or Used.

(a)	The information set forth in the Offer to Purchase in the section titled “The Offer — Fees And Expenses” is incorporated herein by reference.

Item 10.	Financial Statements.

(a)	The information set forth in the Offer to Purchase in the section titled “The Offer — Certain Financial Information” is incorporated herein by reference.

(b)	The information set forth in the Offer to Purchase in the section titled “The Offer — Certain Financial Information” is incorporated herein by reference.

Item 11.	Additional Information.

(a)(1)	The information set forth in the Offer to Purchase in the section titled “The Offer — Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares” is incorporated herein by reference.

(a)(2)	The information set forth in the Offer to Purchase in the section titled “The Offer — Certain Legal Matters; Regulatory Approvals” is incorporated herein by reference.

(a)(3)	The information set forth in the Offer to Purchase in the section titled “The Offer — Certain Legal Matters; Regulatory Approvals” is incorporated herein by reference.

(a)(4)	The information set forth in the Offer to Purchase in the section titled “The Offer — Purpose Of The Offer; Certain Effects Of The Offer” is incorporated herein by reference.

(a)(5)	None.

(b)	The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(l)(A) and (a)(l)(B) hereto, respectively, is incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(A)	Offer to Purchase, dated October 14, 2005.

(a)(1)(B)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(C)	Notice of Guaranteed Delivery.

(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(F)	Form of Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan.

(a)(1)(G)	Form of Letter to Participants in the HCA 401(k) Plan.

(a)(2)	None.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(A)	Press Release dated October 13, 2005, announcing HCA’s preliminary third quarter results (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).

(a)(5)(B)	Press Release dated October 13, 2005, announcing the Offer (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).

(a)(5)(C)	Form of Summary Advertisement.

(a)(5)(D)	Letter to Shareholders.

(b)(1)	$2.425 Billion Senior Credit Facilities Commitment Letter, dated October 13, 2005, by and among the Company, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).

(b)(2)	$1.0 Billion Senior Credit Facility Commitment Letter, dated October 13, 2005, by and among the Company, J.P. Morgan Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).

(b)(3)	$2.5 billion Credit Agreement, dated November 9, 2004, by and among the Company, the several banks and other financial institutions from time to time parties hereto, J.P. Morgan Securities Inc., as Sole Advisor, Lead Arranger and Bookrunner, certain other agents and arrangers and JPMorgan Chase Bank, N.A., as Administrative Agent (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 10, 2004, and incorporated herein by reference).

(d)(1)	Columbia Hospital Corporation Stock Option Plan (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).

(d)(2)	Amended and Restated Columbia/ HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.7(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference).

(d)(3)	First Amendment to Amended and Restated Columbia/ HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference).

(d)(4)	Columbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (filed as Exhibit 28.1 to the Company’s Registration Statement on Form S-8 (File No. 33-55272), and incorporated herein by reference).

(d)(5)	HCA-Hospital Corporation of America 1989 Nonqualified Stock Option Plan, as amended through December 16, 1991 (filed as Exhibit 10 (g) to HCA-Hospital Corporation of America’s Registration Statement on Form S-1 (File No. 33-44906), and incorporated herein by reference).

(d)(6)	HCA-Hospital Corporation of America Nonqualified Initial Option Plan (filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (File No. 33-52379), and incorporated herein by reference).

(d)(7)	Form of Galen Health Care, Inc. 1993 Adjustment Plan (filed as Exhibit 4.15 to the Company’s Registration Statement on Form S-8 (File No. 33-50147), and incorporated herein by reference).

(d)(8)	HCA-Hospital Corporation of America 1992 Stock Compensation Plan (filed as Exhibit 10 (t) to HCA-Hospital Corporation of America’s Registration Statement on Form S-1 (File No. 33-44906), and incorporated herein by reference).

(d)(9)	Columbia/ HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended and restated (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference).

(d)(10)	First Amendment to the Columbia/ HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended and restated September 23, 1999, dated as of May 25, 2000 (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).

(d)(11)	HCA Inc. Amended and Restated Management Stock Purchase Plan (filed as Exhibit C to the Company’s Proxy Statement for the Annual Meeting of Stockholders on May 27, 2004, and incorporated herein by reference).

(d)(12)	Amended and Restated HCA Employee Stock Purchase Plan (filed as Exhibit (d)(12) to the Company’s Tender Offer Statement by Issuer on Schedule TO on October 13, 2004, and incorporated herein by reference).

(d)(13)	Columbia/ HCA Healthcare Corporation 2000 Equity Incentive Plan (filed as Exhibit A to the Company’s Proxy Statement for the Annual Meeting of Shareholders on May 25, 2000, and incorporated herein by reference).

(d)(14)	HCA Inc. 2003 Performance Equity Incentive Program (filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).

(d)(15)	Registration Rights Agreement, dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit (g)(24) to Amendment No. 3 to the Schedule 13E-3 filed by HCA-

Hospital Corporation of America, Hospital Corporation of America and The HCA Profit Sharing Plan on March 22, 1989, and incorporated herein by reference).

(d)(16)	Registration Rights Agreement, dated as of June 28, 2001, between the Company and Canadian Investments LLC, a Delaware limited liability Company (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 (File No. 333-67040), and incorporated herein by reference).

(d)(17)	HCA 2005 Equity Incentive Plan (filed as Exhibit B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 26, 2005, and incorporated herein by reference).

(d)(18)	HCA Directors’ 2005 Compensation/ Fees Policy (filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).

(d)(19)	HCA 2006 Directors’ Fees/ Compensation Policy (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).

(d)(20)	Form of Non-Qualified Stock Option Award Agreement (Directors) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).

(d)(21)	Form of Restricted Stock Award Agreement (Directors) (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).

(d)(22)	Form of Restricted Share Unit Agreement (Directors) (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).

(d)(23)	Form of Restricted Share Award Agreement (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K on October 6, 2005, and incorporated herein by reference).

(d)(24)	Form of Non-Qualified Stock Option Agreement (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on October 6, 2005, and incorporated herein by reference).

(g)	Not applicable.

(h)	Not applicable.

Item 13.	Information Required by Schedule 13E-3.
      Not applicable.

SIGNATURE
      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HCA Inc.

By:	/s/ R. Milton Johnson

Name: R. Milton Johnson

Title:	Executive Vice President and Chief

Financial Officer
Dated: October 14, 2005

EXHIBIT INDEX

Exhibit
No.	Description

(a)(1)(A)	Offer to Purchase, dated October 14, 2005.
(a)(1)(B)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).
(a)(1)(C)	Notice of Guaranteed Delivery.
(a)(1)(D)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(E)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(1)(F)	Form of Letter to Participants in the Amended and Restated HCA Employee Stock Purchase Plan.
(a)(1)(G)	Form of Letter to Participants in the HCA 401(k) Plan.
(a)(5)(A)	Press Release dated October 13, 2005, announcing HCA’s preliminary third quarter results (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).
(a)(5)(B)	Press Release dated October 13, 2005, announcing the Offer (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).
(a)(5)(C)	Form of Summary Advertisement.
(a)(5)(D)	Letter to Shareholders.
(b)(1)	$2.425 Billion Senior Credit Facilities Commitment Letter, dated October 13, 2005, by and among the Company, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).
(b)(2)	$1.0 Billion Senior Credit Facility Commitment Letter, dated October 13, 2005, by and among the Company, J.P. Morgan Securities Inc., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation (filed as Exhibit 99.4 to the Company’s Current Report on Form 8-K on October 13, 2005, and incorporated herein by reference).
(b)(3)	$2.5 billion Credit Agreement, dated November 9, 2004, by and among the Company, the several banks and other financial institutions from time to time parties hereto, J.P. Morgan Securities Inc., as Sole Advisor, Lead Arranger and Bookrunner, certain other agents and arrangers and JPMorgan Chase Bank, N.A., as Administrative Agent (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 10, 2004, and incorporated herein by reference).
(d)(1)	Columbia Hospital Corporation Stock Option Plan (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1990, and incorporated herein by reference).
(d)(2)	Amended and Restated Columbia/ HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.7(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference).
(d)(3)	First Amendment to Amended and Restated Columbia/ HCA Healthcare Corporation 1992 Stock and Incentive Plan (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference).
(d)(4)	Columbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (filed as Exhibit 28.1 to the Company’s Registration Statement on Form S-8 (File No. 33-55272), and incorporated herein by reference).

Exhibit
No.	Description

(d)(5)	HCA-Hospital Corporation of America 1989 Nonqualified Stock Option Plan, as amended through December 16, 1991 (filed as Exhibit 10(g) to HCA-Hospital Corporation of America’s Registration Statement on Form S-1 (File No. 33-44906), and incorporated herein by reference).
(d)(6)	HCA-Hospital Corporation of America Nonqualified Initial Option Plan (filed as Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (File No. 33-52379), and incorporated herein by reference).
(d)(7)	Form of Galen Health Care, Inc. 1993 Adjustment Plan (filed as Exhibit 4.15 to the Company’s Registration Statement on Form S-8 (File No. 33-50147), and incorporated herein by reference).
(d)(8)	HCA-Hospital Corporation of America 1992 Stock Compensation Plan (filed as Exhibit 10(t) to HCA-Hospital Corporation of America’s Registration Statement on Form S-1 (File No. 33-44906), and incorporated herein by reference).
(d)(9)	Columbia/HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended and restated (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference).
(d)(10)	First Amendment to the Columbia/HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, as amended and restated September 23, 1999, dated as of May 25, 2000 (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).
(d)(11)	HCA Inc. Amended and Restated Management Stock Purchase Plan (filed as Exhibit C to the Company’s Proxy Statement for the Annual Meeting of Stockholders on May 27, 2004, and incorporated herein by reference).
(d)(12)	Amended and Restated HCA Employee Stock Purchase Plan (filed as Exhibit(d)(12) to the Company’s Tender Offer Statement by Issuer on Schedule TO on October 13, 2004, and incorporated herein by reference).
(d)(13)	Columbia/HCA Healthcare Corporation 2000 Equity Incentive Plan (filed as Exhibit A to the Company’s Proxy Statement for the Annual Meeting of Shareholders on May 25, 2000, and incorporated herein by reference).
(d)(14)	HCA Inc. 2003 Performance Equity Incentive Program (filed as Exhibit 10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and incorporated herein by reference).
(d)(15)	Registration Rights Agreement, dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto (filed as Exhibit(g)(24) to Amendment No. 3 to the Schedule 13E-3 filed by HCA-Hospital Corporation of America, Hospital Corporation of America and The HCA Profit Sharing Plan on March 22, 1989, and incorporated herein by reference).
(d)(16)	Registration Rights Agreement, dated as of June 28, 2001, between the Company and Canadian Investments LLC, a Delaware limited liability Company (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-3 (File No. 333-67040), and incorporated herein by reference).
(d)(17)	HCA 2005 Equity Incentive Plan (filed as Exhibit B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on May 26, 2005, and incorporated herein by reference).
(d)(18)	HCA Directors’ 2005 Compensation/Fees Policy (filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and incorporated herein by reference).
(d)(19)	HCA 2006 Directors’ Fees/Compensation Policy (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).

Exhibit
No.	Description

(d)(20)	Form of Non-Qualified Stock Option Award Agreement (Directors) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).
(d)(21)	Form of Restricted Stock Award Agreement (Directors) (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).
(d)(22)	Form of Restricted Share Unit Agreement (Directors) (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K on June 2, 2005, and incorporated herein by reference).
(d)(23)	Form of Restricted Share Award Agreement (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K on October 6, 2005, and incorporated herein by reference).
(d)(24)	Form of Non-Qualified Stock Option Agreement (filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K on October 6, 2005, and incorporated herein by reference).